Exhibit 99.1

Investor Contact: Lauren Morris 513.579.9911 x11994 l.morris@medpace.com

Media Contact:
Julie Hopkins 513.579.9911 x12627
j.hopkins@medpace.com

Medpace Holdings, Inc. Announces Senior Leadership Changes

Appointment of Jesse Geiger as President and Kevin Brady as Chief Financial Officer

CINCINNATI, OHIO, July 26, 2021 – Medpace Holdings, Inc. (Nasdaq: MEDP) (“Medpace”) today announced the appointment of Jesse Geiger as president and Kevin Brady as chief financial officer, effective August 1, 2021. August Troendle will continue to serve as Medpace’s chairman and chief executive officer.

Geiger joined Medpace in 2007 as corporate controller and became chief financial officer in 2011. In 2014, Geiger expanded his role to include chief operating officer of laboratory operations. Geiger will continue to report to August Troendle. The newly created position of president will allow Troendle to continue to focus on the overall long-term strategic direction and success of the company.

“Jesse has played a key role during significant periods of growth in the company’s history, and we are fortunate to have his expertise to drive further growth for the company,” said Troendle. “This step positions Medpace for continued success as we accelerate the global development of safe and effective medical therapeutics.”

Kevin Brady, the current executive director of finance and treasurer, has been appointed to succeed Geiger as chief financial officer and will continue to report to Geiger. Brady brings diverse knowledge and experience to the role. Since joining Medpace in 2018, he has served as executive director of finance and treasurer and had oversight of all finance activities, including accounting, financial planning and analysis, investor relations, tax, internal audit and treasury. Prior to joining Medpace, Brady served as the vice president of finance for Myriad Genetics, Inc. from 2015 to 2018. Prior to Myriad, he spent 10 years at Procter & Gamble in various finance and accounting leadership positions. Brady started his career in the audit practice at Ernst & Young LLP.

“I am pleased to announce Kevin’s promotion to chief financial officer,” said Geiger. “Kevin has demonstrated strong leadership within the finance organization. I am confident he will continue to be a key member of the senior leadership team.”

About Medpace

Medpace is a scientifically-driven, global, full-service clinical contract research organization (CRO) providing Phase I-IV clinical development services to the biotechnology, pharmaceutical and medical device industries. Medpace’s mission is to accelerate the global development of safe and effective medical therapeutics through its high-science and disciplined operating approach that leverages regulatory and therapeutic expertise across all major areas including oncology, cardiology, metabolic disease, endocrinology, central nervous system and anti-viral and anti-infective. Headquartered in Cincinnati, Ohio, Medpace employs approximately 4,100 people across 40 countries as of June 30, 2021.